                           FIRST AMENDED AND RESTATED

                                      HOTEL

                              MANAGEMENT AGREEMENT

                                     Between



                               TRS LEASING, INC.,

                               TRS SUBSIDIARY, LLC

                                       and

                      HUMPHREY HOSPITALITY MANAGEMENT, INC.



                                      Dated

                                November 26, 2002

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE I DEFINITIONS.................................................................       1
     Section 1.01.     Definitions....................................................       1

ARTICLE II TERM OF AGREEMENT..........................................................       9
     Section 2.01.     Term...........................................................       9

ARTICLE III OPERATION OF THE HOTEL....................................................      11
     Section 3.01.     Representations by Operator; Engagement of Operator............      11
     Section 3.02.     Standards of Operation.........................................      11
     Section 3.03.     Reservations Services..........................................      12
     Section 3.04.     Marketing......................................................      12
     Section 3.05.     Consultations Between Lessee and Operator......................      12
     Section 3.06.     Transactions with Affiliates and Other Relationships...........      12

ARTICLE IV INDEPENDENT CONTRACTOR.....................................................      13
     Section 4.01.     Operator Status................................................      13
     Section 4.02.     Employees......................................................      13
     Section 4.03.     Employee Expenses..............................................      14
     Section 4.04.     Employee Benefit Plans.........................................      14
     Section 4.05.     Execution of Agreements........................................      15

ARTICLE V INDEMNIFICATION.............................................................      15
     Section 5.01.     Indemnification by Operator....................................      15
     Section 5.02.     Limitations on Indemnification.................................      16
     Section 5.03.     Indemnification by Lessee......................................      16
     Section 5.04.     Survival of Indemnity..........................................      16

ARTICLE VI BUDGETS AND POLICY MEETINGS................................................      16
     Section 6.01.     Budgets........................................................      16
     Section 6.02.     Budget Meetings................................................      17
     Section 6.03.     Approval by Lessee Required....................................      18

ARTICLE VII OPERATING EXPENSES........................................................      18
     Section 7.01.     Payment of Operating Expenses..................................      18
     Section 7.02.     Operating Expenses Not an Obligation of Operator...............      18

ARTICLE VIII WORKING CAPITAL AND BANK ACCOUNTS........................................      19
     Section 8.01.     Working Capital. ..............................................      19
     Section 8.02.     Bank Accounts..................................................      19
     Section 8.03.     Authorized Signatures..........................................      20
     Section 8.04.     Investment of Hotel Cash.......................................      20

ARTICLE IX BOOKS, RECORDS AND STATEMENTS..............................................      20

     Section 9.01.     Books and Records.............................................   20
     Section 9.02.     Statements....................................................   21
     Section 9.03.     Costs.........................................................   22

ARTICLE X OPERATOR'S FEE AND TRANSFERS TO LESSEE.....................................   22
     Section 10.01.    Payment of Operator's Basic Fee...............................   22
     Section 10.02.    Payment of Operator's Incentive Fee...........................   22
     Section 10.03.    Distribution of Cash..........................................   22
     Section 10.04.    Adjustments to Allocations....................................   23
     Section 10.05.    Arbitration...................................................   23
     Section 10.06.    Other Fees....................................................   24

ARTICLE XI REPAIRS AND MAINTENANCE...................................................   24

ARTICLE XII INSURANCE................................................................   24
     Section 12.01.    General.......................................................   24
     Section 12.02.    Workers' Compensation Insurance...............................   24
     Section 12.03.    Approval of Companies and Cost by Owner and Lessee............   25
     Section 12.04.    Maintenance of Coverages......................................   25
     Section 12.05.    Waiver of Subrogation.........................................   25
     Section 12.06.    Blanket Coverage and Self-Insurance...........................   25

ARTICLE XIII PROPERTY TAXES, LOCAL TAXES, LEVIES AND OTHER ASSESSMENTS...............   25
     Section 13.01.    Property Taxes................................................   25
     Section 13.02.    Lessee's Right to Contest.....................................   26

ARTICLE XIV DAMAGE OR DESTRUCTION - CONDEMNATION ....................................   26
     Section 14.01.    Damage........................................................   26
     Section 14.02.    Condemnation..................................................   26

ARTICLE XV USE OF NAME...............................................................   26

ARTICLE XVI OWNER'S RIGHT TO SELL....................................................   26

ARTICLE XVII DEFAULT AND REMEDIES....................................................   27
     Section 17.01.    Events of Default- Remedies...................................   27
     Section 17.02.    Rights Not Exclusive..........................................   28

ARTICLE XVIII NOTICES................................................................   29
     Section 18.01.    Notices.......................................................   29

ARTICLE XIX ASSIGNMENT...............................................................   30
     Section 19.01.    No Assignment by Operator.....................................   30
     Section 19.02.    Assignment by Lessee..........................................   30

ARTICLE XX SUBORDINATION.............................................................   30
     Section 20.01.    Subordination To Mortgage.....................................   30

        Section 20.02.    Foreclosure.......................................    31

ARTICLE XXI MISCELLANEOUS...................................................    31
        Section 21.01.    Further Documentation.............................    31
        Section 21.02.    Captions..........................................    31
        Section 21.03.    Successors and Assigns............................    31
        Section 21.04.    Competitive Market Area...........................    32
        Section 21.05.    Assumption of Post Termination Obligations........    32
        Section 21.06.    Entire Agreement..................................    32
        Section 21.07.    Governing Law.....................................    32
        Section 21.08.    No Political Contributions........................    32
        Section 21.09.    Eligible Independent Contractor...................    33
        Section 21.10.    Time of the Essence...............................    34
        Section 21.11.    Offsets...........................................    34
        Section 21.12.    Attorney's Fees...................................    34
        Section 21.13.    Final Accounting..................................    34
        Section 21.14.    Non-Solicitation..................................    34
        Section 21.15.    Franchisor Communications.........................    34

        EXHIBIT A -- Hotel Properties and Owners

        EXHIBIT B -- Franchise Agreements

        EXHIBIT C -- [Intentionally Left Blank]

        EXHIBIT D -- [Intentionally Left Blank]

        EXHIBIT E -- Capital Expenditure Policy

        EXHIBIT F -- Marketing Services

        EXHIBIT G -- [Intentionally Left Blank]

        EXHIBIT H -- Form of Reports

                           FIRST AMENDED AND RESTATED
                           HOTEL MANAGEMENT AGREEMENT

         This HOTEL MANAGEMENT AGREEMENT is made and entered into effective as of November 26, 2002, by and among TRS Leasing, Inc., a Virginia corporation ("TRS"), TRS Subsidiary, LLC, a Delaware limited liability company ("TRS Sub" and, together with TRS, collectively, "Lessee") and Humphrey Hospitality Management, Inc., a Maryland corporation ("HHM" or the "Operator"), with reference to the following facts:

         A. Lessee leases from the entities described on Exhibit A (each, an "Owner" and collectively, the "Owners") the hotel properties described on Exhibit A (each, a "Hotel" and collectively, the "Hotels") pursuant to one or more Lease Agreements described on Exhibit A (each, a "Lease" and collectively, the "Leases");

         B. HHM manages the Hotels pursuant to a Hotel Management Agreement dated as of January 1, 2002 between HHM and Lessee (the "Original Agreement");

         C. HHM and Lessee desire to amend and restate the Original Agreement on the terms set forth herein;

         D. Lessee desires to engage HHM to operate and manage the Hotels listed on Exhibit A in accordance with the terms of this Agreement;

         E. Operator desires to supply the services and to operate the Hotels in accordance with the terms of this Agreement; and

         F. The parties desire that this Agreement represent an individual hotel management agreement for each Hotel described on Exhibit A, as it may be amended from time to time.

         NOW, THEREFORE, for and in consideration of the mutual covenants, conditions, stipulations, agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Lessee and Operator covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01.  Definitions.

         (a) As used herein, the following terms shall have the indicated meanings:

               (1) "Affiliate" shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any person that owns, beneficially, directly or indirectly, ten percent or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by, or under common control with such person.

               (2) "Agreement" shall mean this First Amended and Restated Hotel Management Agreement and all amendments, modifications, supplements, consolidations, extensions and revisions to this First Amended and Restated Hotel Management Agreement approved by Lessee and Operator.

               (3) "Approved Budget" shall mean the Hotel Operating Budget prepared in accordance with Section 6.01 of this Agreement and approved in writing by Lessee.

               (4) "Base NOI" shall mean initially, the amount of $29,846,101, subject to adjustment as provided herein.

               (5) "CPI" shall mean the Consumer Price Index, all items for All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor as reported in The Wall Street Journal.

               (6) "Event(s) of Default" shall mean one or more of the events or occurrences listed in Section 17.01 of this Agreement.

               (7) "Fiscal Year" shall mean each twelve (12) month calendar year ending December 31 during the Operating Term, except that the first Fiscal Year and the last Fiscal Year of the Operating Term may not be full calendar years. (It is understood and agreed that Lessee, in its discretion, shall have the right to change the Fiscal Year ending date at any time.)

               (8) "Franchisors" shall mean the franchisors under the Franchise Agreements.

               (9) "Franchisor Agreements" shall mean the franchise license agreements held by Lessee or Operator with respect to each Hotel as set forth in Exhibit B as it may be amended from time to time.

               (10) "GAAP" shall mean generally accepted accounting principles and procedures in the United States, based on the Uniform System.

               (11) "Gross Hotel Income" shall mean all income and proceeds of sales received by Operator for guest use, occupancy or enjoyment of the Hotel or for the sale of any goods, services or other items sold on or provided from the Hotel to guests in the ordinary course of the Hotel operation, net of changes in the month end balance of the reserve for uncollectible accounts receivable, and including gross receipts received by lessees, sub-lessees, licensees or concessionaires of the Hotel if Operator in fact performs all necessary oversight and management activities with respect thereto (unless Lessee specifically notifies Operator that Lessee no longer wants Operator to perform such oversight and management activities) but excluding the following: (i) any excise, sales or use taxes or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than proceeds from business interruption insurance payable to Lessee which shall be estimated and accrued by Lessee for any applicable periods); (iv) other allowances and deductions as provided by the Uniform System in determining the sum contemplated by this definition, by whatever name, it may be called; (v) adjustments made pursuant to Section 10.04;

(vi) proceeds of sales of capital assets, furniture and Hotel Operating Equipment; (vii) [Intentionally Left Blank]; (viii) consideration received at the Hotel for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, Operator; (ix) gratuities collected for the benefit of employees; (x) proceeds of any financing; (xi) working capital provided by Lessee; (xii) any funds provided by Lessee to Operator whether for Operating Expenses or otherwise; (xiii) interest income and fees, rents and other revenues from telecommunications tower or similar leases or other leases or sub-leases of any part of the Property and (xiv) other income or proceeds resulting other than from guest use or occupancy of the Hotel or the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided in connection with guest services at the Hotel in the ordinary course of business.

               (12) "Holder" shall mean the holder of any Mortgage and the indebtedness secured thereby, and such holder's successors and assigns.

               (13) "Hotel Capital Budget" shall mean the budget relating to capital expenditures at a Hotel as described in Section 6.01.

               (14) "Hotel FF&E" shall mean the furniture, furnishings, wall coverings, fixtures and hotel equipment for a Hotel and which includes equipment required for operation of the kitchens, restaurants and laundry, office equipment, material handling equipment, cleaning and engineering equipment and vehicles.

               (15) "Hotel Operating Account" shall mean the bank account opened and maintained in Lessee's name, or in a name designated by Lessee, with a banking institution selected by Lessee, into which all income, receipts and proceeds included in the definition of Gross Hotel Income (without exclusion of any of the items excluded from the definition of such term) shall be deposited and from which disbursements shall be made pursuant to the terms of this Agreement.

               (16) "Hotel Operating Budget" shall mean the budget relating to the operation of a Hotel as described in Section 6.01.

               (17) "Hotel Operating Equipment" shall mean linens, chinaware, glassware, silverware, uniforms, utensils and other non-consumable items of similar nature.

               (18) "Hotel Operating Supplies" shall mean paper supplies, cleaning materials and similar consumable items.

               (19) "Hotel Standards" shall mean the standards established by the respective Franchisors of the Hotels from time to time.

               (20) "Hotels" shall mean the hotel properties described in Exhibit A hereto, as it may be amended from time to time by mutual agreement of Lessee and Operator to add hotel properties or to delete hotel properties as a result of termination of this Agreement with respect to one or more hotel properties pursuant to the termination provisions set forth in this Agreement. "Hotel" shall mean any hotel set forth on Exhibit A as it may be amended from time to time.

               (21) "Independent CPA" shall mean the firm of independent public accountants which is selected by Lessee from time to time.

               (22) "Land" shall mean the real property described in Exhibit A to the Lease.

               (23)  "Lease" shall have the meaning set forth in the recitals.


               (24)  "Lessee" shall have the meaning set forth in the recitals.


               (25) "Marketing Expenses" shall mean an amount up to $300,000 per Fiscal Year (pro rated for any partial Fiscal Year), for the Hotels, of documented reasonable out-of-pocket and compensation expenses for Operators' employees who oversee sales and marketing services for all the Hotels as described on Exhibit F for which Lessee will reimburse Operator pursuant to
Section 10.06. Marketing Expenses shall not include the advertising, sales and marketing costs at the Hotel, which costs shall be set forth specifically in the Hotel Operating Budget. If, during the Operating Term, the number of Hotels subject to this Agreement exceeds 110 hotels or falls below 70 hotels, Lessee and Operator shall negotiate in good faith a new maximum amount of Marketing Expenses for which Lessee will reimburse Operator pursuant to Section 10.06.

               (26) "Marketing Plan" shall mean the marketing plan prepared and approved for each Hotel for each Fiscal Year pursuant to Section 3.04(a).

               (27) "Mortgage" shall mean any mortgage or deed of trust hereafter, from time to time, encumbering all or any portion of a Property, together with all other instruments evidencing or securing payment of the indebtedness secured by such mortgage or deed of trust and all amendments, modifications, supplements, extensions, and revisions of such mortgage, deed of trust and other instruments.

               (28) "NOI" shall mean Net Operating Income which shall be determined by deducting Operating Expenses from Gross Hotel Income; provided, however, that for purposes of determining NOI, real and personal property taxes and property and general liability insurance expense (including deductibles and uninsured casualties) shall be excluded from Operating Expenses.

               (29) "Operating Expenses" shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Property, subject to the limitations set forth in an Approved Budget and the provisions of Section 6.03, incurred pursuant to this Agreement or as otherwise specifically provided herein which are properly attributable to the period under consideration under Lessee's system of accounting, including without limitation:

                     (i) The cost of all food and beverages sold or consumed and of all Hotel Operating Equipment and Hotel Operating Supplies;

                     (ii) Salaries and wages of on-site Hotel personnel, including costs of payroll taxes and employee benefits and amounts payable under bonus plans approved by Lessee. The salaries or wages of other employees or executives of Operator, or any Affiliate of Operator shall in no event be Operating Expenses unless the specific position and specific cost are approved in advance by Lessee;

                     (iii) The cost of all other goods and services obtained by Operator in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment and such other equipment as Lessee shall designate;

                     (iv) The cost of repairs to and maintenance of the Property to keep the Property in good condition (subject to the capital expenditure policy described in Exhibit E);

                     (v) Insurance premiums for all insurance maintained with respect to the Property, including without limitation, property damage insurance, public liability insurance; workers' compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claim, liabilities and losses arising from the use and operation of the Hotel and losses incurred with respect to deductibles applicable to the foregoing types of insurance;

                     (vi) All taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Operator or Lessee with respect to the operation of the Hotel and water and sewer charges;

                     (vii) Legal and accounting fees relating to Hotel operations, excluding corporate level legal and accounting expenses (unless directly related to provision of guest services), and real estate tax abatement and appeal services;

                     (viii) The costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including reasonable third party fees reasonably deemed necessary by Lessee for the efficient operation of the Hotels if included in an Approved Budget;

                     (ix) All expenses for marketing and sales, including all expenses of advertising, sales promotion and public relations activities for the Hotels, including the Marketing Expenses;

                     (x)    Municipal, county and state license and permit fees;

                     (xi) All normal and recurring fees, assessments and charges due and payable under Franchisor Agreements but excluding termination or assignment costs in connection with the assignment or transfer of franchise license agreements from Operator to Lessee;

                     (xii) Credit card fees, travel agent commissions and other third party reservation fees and charges;

                     (xiii) All parking charges and other expenses associated
                            with revenues received by the Hotels related to parking operations, including valet services;

                     (xiv) All expenses related to the revenues included in Gross Hotel Income, including without limitation, expenses relating to telephone, vending, television, cable television, pay television and similar services; and

                     (xv) The costs of obtaining and keeping in force all licenses or permits (including liquor licenses, if any) necessary for the operation of the Hotel and in complying with governmental laws, rules, regulations, ordinances, orders and requirements.

         Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) the cost of any other things specified herein to be done or provided at Lessee's or Operator's sole expense;
(c) debt service; (d) Operator's Basic Fee and Operator's Incentive Fee, if any;
(e) capital expenditures in accordance with Exhibit E; and (f) lease payments to Owner.

               (30) Operating Loss" shall mean for any period the amount by which Operating Expenses exceed Gross Hotel Income.

               (31) "Operating Term" shall mean, with respect to any Hotel, the term of this Agreement as set forth in Section 2.01.

               (32) "Operator" shall have the meaning set forth in the recitals.

               (33) "Operator's Basic Fee" shall mean, except as provided on Exhibit A-1, (i) a monthly accounting fee equal to 1/2% of Gross Hotel Income,
(ii) a monthly fee of 1/2% of Gross Hotel Income to cover Operator's directors of operations and (iii)(A) for periods prior to December 31, 2003, a fee equal to four percent (4%) of Gross Hotel Income, plus an additional fee equal to one percent (1%) of Gross Hotel Income if no event of default exists under the Owners' loan agreements secured by mortgages on the Hotels and (B) for periods after January 1, 2004, a fee equal to four percent (4%) of Gross Hotel Income, which is payable as set forth in Section 10.01.

               (34) "Operator's Incentive Fee" shall mean the fee, if any, payable to Operator as an incentive fee and determined for each twelve month period ending September 30 during the Operating Term, beginning with the twelve month period ending December 31, 2003, as the amount equal to twenty percent (20%) (the "Incentive Percentage") of the amount by which annual aggregate hotel level NOI for all the Hotels as of the date of this Agreement exceeds Base NOI, as it may be adjusted as provided below. In the event a hotel is added to this Agreement after the date hereof, (a) for purposes of calculating Operator's Incentive Fee for the period in which the new hotel is added, Base NOI shall be increased by the amount of the Approved Budget NOI for such hotel for the remainder of the period in which the hotel is added and (b) for purposes of calculating Operator's Incentive Fee each twelve month period thereafter, Base NOI shall be increased by the Approved Budget NOI for the new hotel for the first full twelve month period after being added. In the event this Agreement is terminated as to a Hotel after the date hereof, (c) for purposes of calculating Operator's Incentive Fee for the period in which the termination occurs, Base NOI shall be reduced by the amount of Base NOI attributable to such Hotel for the period following the date of termination date for the period in which the termination occurs and (d) for purposes of calculating Operator's Incentive Fee each twelve month period thereafter, Base NOI shall be reduced by the amount of the Base NOI attributable to the terminated Hotel. In addition, notwithstanding the foregoing, if, in the event Operator's Incentive Fee becomes payable hereunder for any period, the Incentive Percentage shall be subject to adjustment as follows:

                     (i) In the event aggregate real and personal property taxes and property and general liability insurance expenses (including deductibles and uninsured casualties) for all the Hotels subject to this Agreement ("Taxes and Insurance"), for any measurement period used in determining the Operator's Incentive Fee, should exceed Taxes and Insurance for the comparable period during the immediately preceding 12 month period, the Operator's Incentive Fee shall be reduced by an amount determined by (A) multiplying the Incentive Percentage by (B) the percentage amount of the increase in Taxes and Insurance (up to a maximum of 100%), and the resulting percentage amount shall be multiplied by (C) the dollar amount by which Taxes and Insurance for the incentive fee measurement period exceed the comparable period Taxes and Insurance dollar amount. In no event shall this adjustment exceed the amount of the Operator's Incentive Fee before said adjustment.

                     (ii) In the event Taxes and Insurance, for any incentive fee measurement period, are less than the amount of Taxes and Insurance for the comparable period during the immediately preceding 12 month period, the Operator's Incentive Fee shall be increased by an amount determined by (A) multiplying the Incentive Percentage by (B) the percentage amount of the decline in Taxes and Insurance (up to a maximum of 100%), and the resulting percentage amount shall be multiplied by (C) the dollar amount by which Taxes and Insurance for the incentive fee measurement period declined from the comparable period Taxes and Insurance dollar amount. In no event shall this adjustment exceed the dollar amount of any reduction to the Operator's

                            Incentive Fee experienced by Operator during the immediately preceding incentive fee measurement period.

                            By way of example, if Taxes and Insurance for an incentive fee measurement period increase by 50% (or $10,000) over Taxes and Insurance for the immediately preceding twelve month period, the amount of the incentive fee reduction shall be determined by multiplying the 50% increase by the Incentive Percentage = 10%, which 10% shall then be multiplied by the dollar amount by which Taxes and Insurance during the measurement period exceeds Taxes and Insurance from the immediately preceding twelve month period (10% x $10,000 = $1,000, the amount of reduction of Operator's Incentive Fee). By way of further example, if in a subsequent incentive fee measurement period, Taxes and Insurance decline by 65% (or $15,000) over Taxes and Insurance for the immediately preceding 12 month period, the amount of the incentive fee increase shall be the lesser of
                            (A) the amount determined by multiplying the 65% reduction by the Incentive Percentage = 13%, which 13% shall then be multiplied by the dollar amount by which Taxes and Insurance declined during the measurement period (13% x $15,000 = $1,950), or (B)
                            the amount of incentive fee adjustment surrendered by Operator during the immediately preceding incentive fee measurement period (=$1,000).

               (35) "Owners" shall mean the entities described on Exhibit A as it may be amended from time to time as the owners of the Hotels. "Owner" shall mean any entity described on Exhibit A as it may be amended from time to time.

               (36) "Property" shall mean the Land, the Hotel, all real and personal property now or hereafter situated upon the Land and all appurtenant rights and easements thereto.

               (37) "RevPAR" shall mean Hotel occupancy percentage multiplied by average daily rate.

               (38)  "Sale of a Hotel" shall have the meaning set forth in
Article XVI.

               (39) "Uniform System" shall mean the then current edition of the "Uniform System of Accounts for the Lodging Industry" published by the American Hotel and Motel Association, with such modifications as may be required by the provisions of this Agreement.

               (40)  "Unrelated Persons" shall have the meaning set forth in
Section 21.09.

         (b) Terms with initial capital letters which appear within the foregoing definitions are defined in this Article I or as indicated in this Agreement.

                                   ARTICLE II

                                TERM OF AGREEMENT

Section 2.01.  Term.

         (a) The initial term of this Agreement shall commence on the date set forth at the beginning of this Agreement and shall terminate at midnight on December 1, 2007, subject to earlier termination as to one or more Hotels at any time as set forth herein. Except as provided on Exhibit A-1, if, during the initial term of this Agreement (i) Operator has not failed to achieve ninety percent (90%) of the Approved Budget Hotel NOI for all the Hotels in the aggregate for any calendar year and (ii) no Event of Default by Operator shall have occurred effective December 1, 2007, the term of this Agreement shall automatically be extended for an additional five (5) years unless Operator notifies Lessee on or prior to June 1, 2007 that Operator does not wish to extend the term hereof. The initial term, as it may be extended hereunder, is referred to herein as the "Operating Term."

         (b) This Agreement may be terminated by Lessee as to one or more Hotels at any time and from time to time upon the sale of such Hotel(s) by delivery of written notice by Lessee to Operator not less than sixty (60) days prior to the effective date of termination which notice shall set forth (i) the effective date of termination, and (ii) the Hotel or Hotels with respect to which this Agreement is being terminated. Subject to the terms of this Agreement, if Lessee terminates this Agreement upon sale of one or more Hotels prior to September 30, 2003, Lessee will pay Operator a termination fee (in lieu of other monetary damages and not as a penalty) equal to 33 1/3% of the sum of Operator's Basic Fee and Operator's Incentive Fee, if any, for the most recent twelve (12) month period ended prior to the date of termination. In addition, the Hotel's operations for the period prior to termination shall be included in the calculation of Operator's Incentive Fee, for the year in which the termination occurs, if any. Notwithstanding the foregoing, no termination fee will be payable by Lessee to Operator (i) upon the sale of Hotel if prior to the termination, or within sixty (60) days thereafter, Lessee offers to permit Operator to manage one or more hotels reasonably comparable to the Hotel for which this Agreement is terminated and having a substantially similar term, or
(ii) for termination upon sale of a Hotel after September 30, 2003.

         (c) Lessee may terminate this Agreement with respect to any Hotel at any time (without payment of any termination fee) if (i) Operator fails to achieve ninety percent (90%) of the aggregate Approved Budget Hotel NOI for all Hotels for any calendar year commencing with the year 2003; provided, however, that Operator shall have the right, but not the obligation, to avoid termination by supplementing NOI by paying to Lessee an amount sufficient to increase aggregate NOI to ninety percent (90%) of Approved Budget NOI, (ii) a Franchise Agreement for such Hotel is terminated solely as a result of the failure of Operator to satisfy its obligations under this Agreement (provided that Lessee has timely given Operator copies of all deficiency notices received from Franchisors) or, (iii) Operator fails to achieve ninety percent (90%) of the Approved Budget Hotel NOI for all Hotels for two consecutive years during the Operating Term, regardless of whether Operator has supplemented NOI as described in (i) above. Notwithstanding the foregoing, Operator may only supplement NOI in accordance with subsection (i) above, one (1) time during the Operating Term after which, if Operator fails to achieve 90% of Approved Budget Hotel NOI for all Hotels, this Agreement may be terminated by Lessee with respect to any one or more of the Hotels without payment of any fee or penalty to Operator.

         (d) This Agreement may be terminated by Lessee upon a change of control (as defined below) during the Operating Term, in which event Lessee will pay Operator a termination fee equal to 50% of the sum of Operator's Basic Fee and Operator's Incentive Fee for the most recent twelve (12) month period ended prior to the date of termination. For purposes hereof, a "change of control" shall be deemed to have occurred if, during the Operating Term, any of the following events occurs:

                   (i)   any "person", as that term is used in Section 13(d)and
               Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of Humphrey Hospitality Trust, Inc., the parent of Lessee (the "Parent") representing 50% or more of the combined voting power of the Parent's then outstanding securities entitled to vote generally in the election of directors;

                   (ii) individuals who, as of the date of this Agreement, constitute the Board of Directors of the Parent cease for any reason to constitute at least a majority of the Board of Directors of the Parent;

                   (iii) the Parent is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Parent are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such transaction;

                   (iv) the Parent in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such sale;

                   (v) the Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change in control of the Parent has occurred; or

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

                   (vi) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in (i) through (v) above.

                                  ARTICLE III

                             OPERATION OF THE HOTEL

Section 3.01. Representations by Operator; Engagement of Operator.

     Operator hereby represents that Operator (i) is experienced and capable and will remain experienced and capable in the management and operation of hotels throughout the United States, (ii) has reviewed and understands the terms and provisions of the Lease and the Franchise Agreements and the Hotel Standards, and (iii) will, on the effective date of this Agreement, meet the requirements to be an "eligible independent contractor" under Section 856(d)(9) of the Internal Revenue Code. In reliance on the foregoing representations, Lessee hereby engages Operator to manage and operate the Hotels during the Operating Term and Operator agrees to manage and operate the Hotels during the Operating Term, in accordance with this Agreement. Operator will provide all property management, financial accounting, reporting, marketing and other operational services for each Hotel, including the services of a director of operations for each Hotel and will use commercially reasonable efforts to maximize the operating profitability thereof. Lessee and Operator acknowledge that it is the intention of the parties that the Hotels be operated in a profitable manner and in a manner for comparable hotels operated by a national operator within the Hotel's market segment, all in accordance with the Hotel Standards. Operator shall diligently pursue all feasible measures to enable the Hotels to adhere to the Approved Budget.

Section 3.02. Standards of Operation.

     Operator agrees to diligently and efficiently operate each Hotel and all of its facilities and activities (i) at all times in accordance with the Hotel Standards; (ii) consistent with the terms of the Lease and Lessee's obligations thereunder; (iii) in the same manner as is customary and usual in the first-class operation of comparable hotels in its market; (iv) in compliance with this Agreement, all easements, covenants and restrictions affecting the Property (known or disclosed to Operator) and all applicable governmental laws, rules, regulations, ordinances, orders and requirements; (v) in accordance with the terms and conditions of any financing affecting the Property (known or disclosed to Operator) to the extent such terms and conditions can be complied with by Operator under the terms of this Agreement; and (vi) in accordance with the requirements of any carrier having insurance on the Hotel or any part thereof. Operator shall also obtain and keep in force any and all licenses or permits necessary for the operation of the Hotel (provided that, at Lessee's option, liquor licenses or other licenses or permits shall be obtained and held in Lessee's name). All such licenses and permits shall belong to Lessee and/or the Hotel and upon expiration or termination of this Agreement, Operator shall take any and all actions reasonably requested by Lessee to transfer such licenses and permits to Lessee or its designee. Operator also acknowledges and agrees that this Agreement is subject and subordinate to the Lease and liens, security interest and Mortgages in accordance with Article XX hereof.

Section 3.03. Reservations Services.

     Operator shall sell, represent and promote the Hotel through the respective Franchisors' sales and reservations systems and will encourage the use of the Hotel by all recognized sources of hotel business.

Section 3.04. Marketing.

     (a) Operator shall provide the marketing services described in Exhibit F hereto. Sixty (60) days prior to the beginning of each Fiscal Year and in conjunction with preparation of the Hotel Operating Budget for the forthcoming Fiscal Year, Operator shall deliver to Lessee a proposed marketing plan for each Hotel for such Fiscal Year which shall be consistent with the Hotel Operating Budget. Operator shall review the marketing plan with Lessee and upon Lessee's written approval it shall represent the approved marketing plan (the "Marketing Plan") for the succeeding Fiscal Year and shall be implemented by Operator.

     (b) Operator shall arrange, contract for and carry out such advertising and promotion of the Hotel as Operator shall deem advisable and consistent with the Approved Budget and in accordance with the Hotel Standards. Funds for advertising and promotion of the Hotel may be expended exclusively for or with respect to the Hotel or in conjunction with the advertising or promotion of other properties managed by Operator, and in either case may be administered at or through Operator's regional or home office. Operator will make every effort to ensure that the Hotel shall receive an equitable share of the benefit of the cooperative advertising and promotion reasonably commensurate with its contribution to the costs thereof. The costs thereof shall be equitably allocated by Operator between the Hotel and other participating hotels, subject to Lessee's prior written approval. Upon Lessee's request, Operator shall provide reasonable documentation to support such allocations.

     (c) Operator, in its discretion, may cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages, consistent with customary practices in the travel industry.

Section 3.05. Consultations Between Lessee and Operator.

     When requested by Lessee, Operator shall, from time to time, render advice and assistance to Lessee and Owner in the negotiation and prosecution of all claims for the reduction of real estate or other taxes or assessments affecting the Hotel and for any award for taking by condemnation or eminent domain affecting the Hotel.

Section 3.06. Transactions with Affiliates and Other Relationships.

     (a) Operator shall obtain the prior written consent of Lessee (which Lessee may withhold in Lessee's sole and absolute discretion) prior to contracting with any Affiliate (or companies in which Operator has an ownership or other economic interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotels.

     (b) Prior to entering into any contract, agreement or arrangement with respect to one or more of the Hotels pursuant to which Operator may receive rebates, cash incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic consideration from or in, as applicable, vendors or suppliers of goods or services collectively, "Rebates", Operator shall promptly disclose to Lessee in writing the fact of and the estimated amount of such Rebates, and (i) the charges and other amounts expected to be incurred in connection with any such contracts or agreements (which shall not exceed prevailing market rates with respect to such goods or services) and Lessee shall approve in writing in advance (which approval may be withheld or granted in Lessee's sole discretion) any such contracts, agreements or arrangements. Operator hereby agrees that Lessee's approval of any such contract, agreement or arrangement, in Lessee's sole discretion, may be conditioned upon Lessee participating in any such Rebates.

                                   ARTICLE IV

                             INDEPENDENT CONTRACTOR

Section 4.01. Operator Status.

     In the performance of its duties in the administration, management and operation of the Hotel, Operator shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Lessee and Operator, or be construed to appoint or constitute Operator as an agent of Owner for any purpose, or be construed to create a lease by Operator of the Hotel or the Property and Operator shall not constitute a tenant or subtenant of Lessee or Owner. Operator's rights under this Agreement shall be those of an agent only and shall not constitute an interest in real property. Lessee or Owner shall have the right to lease, develop or sell excess land or structures not required for operation of the Hotel. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Operator on behalf of Lessee in the operation and management of the Hotel only.

Section 4.02. Employees.

     (a) Each Hotel employee shall be the employee of Operator and not of Lessee, and every person performing services in connection with this Agreement shall be acting as the employee of Operator, but their salaries and other related expenses shall be an Operating Expense.

     (b) Operator shall provide evidence to Lessee of statutory Worker's Compensation Insurance and Employer's Liability Insurance for each such employee. The insurance coverages (including, without limitation, the carrier, policy limits of each and waiver of subrogation endorsements) must be in form, substance and amount satisfactory to Lessee in all respects. Upon request of Lessee, Operator will deliver to Lessee waiver of subrogation endorsements in favor of Lessee and Owner.

     (c) The hiring policies and the discharge of employees at the Hotel shall in all respects comply with all "applicable" laws and regulations, and Operator shall comply with all laws, regulations and ordinances regarding the employment and payment of persons engaged in the operation of each Hotel.

     (d) Lessee shall have the right to participate in any negotiations with labor unions representing employees at the Hotel, and Operator shall not sign any union contracts covering such employees at the Hotel which have not been previously approved in writing by Lessee.

     (e) Operator shall submit to Lessee the resumes of any person proposed to serve as the Director of Marketing or Director of Sales of Operator or to serve as general manager of the Hotels in the mid-western United States. Lessee shall have five (5) business days following receipt of the resumes to reject each of the persons proposed for such positions prior to such persons being so assigned. Operator shall provide to Lessee at least fourteen (14) days prior notice of any proposed transfer by Operator of any persons holding the positions described above.

Section 4.03. Employee Expenses.

     (a) All costs of every nature pertaining to all employees at the Hotel, including, without limitation, salaries, benefits, the terms of any bonus plan or arrangement, any relocation costs, employment-related legal costs, costs incurred in connection with governmental laws and regulations and insurance rules, shall be set forth in the Approved Budget as an Operating Expense.

     (b) Within limits set forth in the Approved Budget, employees of Operator other than those regularly employed at the Hotel shall be entitled to free room and the free use of all hotel facilities at such times as they visit the Hotel in connection with the management of the Hotel or are assigned temporarily to the Hotel to perform services for the Hotel not to exceed ten (10) room nights per Hotel per month (subject to longer stays to the extent key management positions at the Hotel remain unfilled).

     (c) Owner and Lessee shall be entitled to free room and the free use of all hotel facilities for their employees and other persons designated by Owner and Lessee (not to exceed ten (10) room nights per Hotel per month).

     (d) Compensation, overhead costs and other expenses of Operator and its Affiliates not specifically provided for herein shall not be Operating Expenses and shall not be payable or reimbursable by Lessee.

Section 4.04. Employee Benefit Plans.

     Operator may enroll employees at the Hotels in pension, medical and health, life insurance and employee benefit plans which are joint plans for the benefit of non-Hotel employees. Operator's contributions to such plans, reasonable administrative fees, at cost, which may be expended in connection therewith, and reasonable expenses for such plans will be estimated and disclosed to Lessee in advance and provided for in the Approved Budget and will be an Operating Expense. The administration expenses of any joint plans will be equitably apportioned among the various Hotels and any other hotels operated by Operator or its affiliates whose employees participate in such plan. To the extent the actual costs under the employee benefit plans described in this Section 4.04 cannot be determined precisely because of uncertainty regarding the number of employees who will elect to participate in such plans, Operator shall use its reasonable good faith estimate as to participation and costs in preparing the

Hotel Operating Budget and will disclose to Lessee the variable costs involved in such plans based upon actual employee participation. Except for employer matching contributions under the 401(k) plan, Lessee, in its sole discretion shall determine whether to require employees at the Hotels to pay all or a portion of the costs of the employees' participation in such plans. Except as otherwise provided in Section 6.03, all costs referenced in Section 4.03 and this Section 4.04 will be the responsibility of Lessee only to the extent the same are provided for in the Approved Budget, otherwise all such costs shall be borne solely by Operator without reimbursement by Lessee.

Section 4.05. Execution of Agreements.

     (a) Except as provided in Section 4.05(b), Operator shall execute as agent of Lessee all leases and other agreements relating to equipment and/or services provided to each Hotel, all of which, unless otherwise approved in writing in advance by Lessee, shall be cancelable upon not more than thirty (30) days' written notice by Operator or Lessee without the payment of a penalty or fee. Notwithstanding the foregoing, without the prior written approval of Lessee, Operator shall not enter into any agreement (i) which provides for the payment of sums not authorized by Lessee in an Approved Budget, (ii) which would give rise to a lien upon all or any part of the Property, (iii) which would result in liability to Lessee for sums other than as set forth in the applicable Approved Budget, (iv) to lease any part of any Property, (v) relating to alterations to the exterior, interior or structural design of the Hotel, (vi) which requires the payment of more than $5,000 per year or over the term of the agreement, or
(vii) which is not cancelable by Lessee upon 30 days' notice or less.

     (b) Subject to Lessee's prior approval of the same and upon Lessee's request, Operator shall execute, as agent for Lessee, (i) all leases, as sub-lessor, of any space at any Property, and (ii) equipment rental and/or lease agreements which cannot be terminated upon thirty (30) days notice or less without the payment of a penalty or fee. Operator shall exercise its best efforts to obtain in each equipment agreement a right on the part of the lessee of such equipment to terminate the same on thirty (30) days notice or less without the payment of a penalty fee. Notwithstanding anything in this Section
4.05 to the contrary, Lessee reserves the right, exercisable at Lessee's option, to execute any lease or other agreement relating to equipment and/or services being provided to the Hotel.

                                   ARTICLE V

                                 INDEMNIFICATION

Section 5.01. Indemnification by Operator.

     In addition to all other obligations of Operator to Lessee hereunder, Operator shall indemnify and hold Lessee harmless against all claims, demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys' fees and expenses), of every kind and nature whatsoever to or of any party connected with, or arising out of, or by reason of any negligent act or omission, breach of contract, willful misconduct, or tortious actions by Operator, or any Affiliate of Operator, or any officer, employee, agent, contractor, subcontractor, or other person or entity working for Operator or any Affiliate of Operator other than employment related claims by hotel level employees (general manager of the hotel and below). The indemnification provisions of this Section 5.01 are subject to the limitations set forth in Section 5.02, as applicable.

Section 5.02. Limitations on Indemnification.

     None of the indemnifications set forth in Section 5.01 shall be applicable to (1) liability resulting from the design or construction of the Hotel, or (2) that portion of a liability which is covered and paid for by insurance maintained for the Hotel. The standard of performance of which Operator is to be responsible under this Agreement shall be that, reasonably and diligently exercised, of a professional hotel operator. Settlement of a third party claim shall not be prima facie evidence that a party has triggered an indemnification obligation hereunder.

Section 5.03. Indemnification by Lessee.

     Lessee shall indemnify and hold Operator harmless against all claims, demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys' fees and expenses), of every kind and nature whatsoever to or of any party connected with or arising out of, or by reason of any negligent act or omission, breach of contract, willful misconduct, or tortious actions by Lessee or any Affiliate of Lessee, or any officer, employee, agent, contractor, subcontractor, or other person or entity working for Lessee or any Affiliate of Lessee. The indemnification provisions of this
Section 5.03 are subject to the limitations set forth in Section 5.02, as applicable.

Section 5.04. Survival of Indemnity.

     The provisions of this Article V shall survive the expiration or sooner termination of this Agreement with respect to matters arising out of facts or circumstances occurring during the period prior to such expiration or termination.

                                   ARTICLE VI

                           BUDGETS AND POLICY MEETINGS

Section 6.01. Budgets.

     (a) No later than November 1 of each year, Operator will prepare and submit to Lessee an annual capital budget for each Fiscal Year for each Hotel (the "Hotel Capital Budget"). The Hotel Capital Budget will set forth all projected capital improvements and all projected expenditures for replacements, substitutions and additions to Hotel FF&E for such Fiscal Year, which budget shall also be month-to-month as well as annual. The Hotel Capital Budget will be subject to the approval of Lessee and Owner, in their sole and absolute discretion, provided however that Lessee agrees to budget for each Fiscal Year for capital improvements and capital expenditures at all the Hotels in the aggregate an amount at least equal to four percent (4%) of Gross Hotel Income for all the Hotels in the aggregate for the prior Fiscal Year (net of any Hotels which have been sold), but provided further that the actual amount of capital improvements and capital expenditures at any Hotel or Hotels, in Lessee's or Owner's sole and absolute discretion, may be greater than or less than four percent (4%) of that Hotel's or Hotels' Gross Hotel Income. No later than November 1 of each year, Operator shall prepare and submit to Lessee an annual forecast for the operation of the Hotel for the forthcoming Fiscal Year containing detailed projections of Gross Hotel Income and budgets of Operating Expenses (the "Hotel Operating Budget"). The Hotel Operating Budget shall be month-to-month as well as annual and shall be in the form designated by Lessee. The Hotel Operating Budget and the Hotel Capital Budget shall provide for operating, equipping and maintaining the Hotel in accordance with the Hotel Standards. Additionally, before the commencement of each Fiscal Year, Operator shall submit to Lessee monthly budgeted occupancy, average daily rate and RevPAR statistics for each hotel. The Hotel Operating Budget and the monthly budgeted hotel operating statistics shall contain Operator's reasonable good faith estimates of the amounts set forth therein. Operator shall provide Lessee, upon request, all details, information and assumptions used in preparing the Hotel Capital Budget and the Hotel Operating Budget. At the same time, Operator shall also present the Marketing Plan. Subject to the provisions of the Administrative Services Agreement among Owner, Lessee and Operator of even date herewith, Owner shall be responsible for implementing the Hotel Capital Budget and may, in Owner's sole discretion, increase, decrease, delete or modify in any respect any capital expenditure in any Hotel Capital Budget subject to maintaining an annual Capital Budget for all Hotels of at least 4% of Gross Hotel Income in the aggregate.

     (b) Operator shall review the Hotel Operating Budget with Lessee, and upon Lessee's written approval of the Budget, it shall constitute the Approved Budget for the succeeding Fiscal Year and shall be implemented by Operator. If the parties cannot agree on one or more items in a proposed Hotel Operating Budget, Lessee and Operator agree to cooperate with each other in good faith to resolve the disputed proposed item(s). In the event Lessee and Operator are not able to reach mutual agreement concerning any item within a period of twenty (20) days after the date Lessee provides written notice of its objections to Operator, then either party shall be entitled to submit the dispute to arbitration in accordance with the provisions of Section 10.05. In the event that Lessee and Operator are unable to agree on the Hotel Operating Budget for a Hotel prior to the commencement of the applicable Fiscal Year, an interim operating budget shall be implemented which will reflect CPI increases for expenses and RevPAR increases based on the appropriate previous 12-month Market Tract RevPAR growth percentage for the sector in which the Hotel is included, as published by Smith Travel Research, for revenue growth over the prior year's actual amounts.

Section 6.02. Budget Meetings.

     A budget meeting between Lessee and Operator will be held at least quarterly. At each budget meeting and at any additional meetings during a Fiscal Year reasonably called by Lessee, Operator shall consult with Lessee on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and any other matters affecting the operation of the Hotel as requested by Lessee.

Section 6.03. Approval by Lessee Required.

     Any request by Operator for Lessee or a Hotel to make any expenditure or incur any obligations in excess of the Approved Budget shall be submitted to Lessee in writing with an explanation of and accompanied by supporting information for the request. Operator shall not make any such expenditure without Lessee's prior written consent, except as is necessary, in Operator's reasonable good faith judgment, for the immediate emergency protection of life or property. Lessee shall endeavor to respond to any such request within fifteen
(15) days of the receipt thereof; provided, however, Lessee shall have no obligation to agree to any such request and no liability for failing to respond and failure to respond to such request within such fifteen (15) day period shall be deemed a denial of the request. Notwithstanding the foregoing, (i) specific Operating Expenses in excess of those set forth in the Approved Budget which result directly from (A) increased Hotel revenues, such as franchise fee costs or (B) employment related legal costs, cost incurred in connection with governmental laws and regulations and insurance rules, will not require Lessee's prior written consent and (ii) variances from the amounts set forth for the expense categories in the Approved Budget shall not require Lessee's prior written consent until such amounts exceed $1,000 and 107% of the amount set forth in the Approved Budget on a year-to-date basis, but, in any such event, Operator shall promptly provide to Lessee an explanation of any such variance from the Approved Budget. Any expenditure or obligation not approved by Lessee in accordance herewith shall be the responsibility of Operator which the Operator shall fund promptly following the end of the Fiscal Year.

                                  ARTICLE VII

                               OPERATING EXPENSES

Section 7.01. Payment of Operating Expenses.

     (a) In performing its authorized duties hereunder, Operator shall promptly pay all Operating Expenses, except that if requested by Lessee certain Operating Expenses shall be paid by Operator directly to Lessee for payment by Lessee to the appropriate lender, taxing authority, insurer or other party so identified by Lessee to Operator.

     (b) Subject to Article V, all reasonable third party Operating Expenses incurred by Operator in performing its authorized duties shall be reimbursed or borne by Lessee; provided that such Operating Expenses are incurred pursuant to and within the limits set forth in an Approved Budget or otherwise pursuant to the terms of this Agreement.

Section 7.02. Operating Expenses Not an Obligation of Operator.

     Except as may be otherwise specifically provided in this Agreement, Operator shall in no event be required to advance any of its own funds for Operating Expenses of the Hotel, nor to incur any liability in connection therewith unless Lessee shall have furnished Operator with funds as required of Lessee under the terms of this Agreement. However, if Lessee has provided funds required of Lessee hereunder, Operator shall advance such funds and all other funds necessary to pay expenses incurred by Operator in performing its duties and obligations hereunder. Unless agreed to by Lessee in this Agreement, in the Hotel Operating Budget or otherwise in writing in advance, compensation, overhead costs, and other expenses of Operator and its parents and Affiliates unrelated to the operation of the Hotels shall not be reimbursable to Operator by Lessee.

                                  ARTICLE VIII

                        WORKING CAPITAL AND BANK ACCOUNTS

Section 8.01. Working Capital.

     (a) Upon the close of each Accounting Period, if and as requested by Operator in writing on or before the tenth (10th) day of each calendar month, Lessee shall provide to Operator on or before the thirtieth (30th) day of the same calendar month additional working capital in an amount equal to the Gross Operating Loss for the immediately preceding month.

     (b) In the event of a dispute as to the amount of additional working capital required for the operation of the Hotel, Lessee shall have the right, in its sole discretion, to determine the amount of additional working capital required to be provided by Lessee. Each written request for additional working capital shall itemize and compare the request with the Approved Budget and shall be accompanied by a written explanation from Operator of any variance from the Approved Budget. Lessee shall have the right, in its reasonable discretion, to approve or disapprove any such request.

Section 8.02. Bank Accounts.

     (a) All funds to be made available to Operator by Lessee for the operation of the Hotel, exclusive of funds designated as capital expenditures, shall be deposited in the Hotel Operating Account. Lessee may also establish one or more "sweep" accounts into which funds from one or more Hotel Operating Accounts may be deposited. The Hotel Operating Account and any sweep account made available to Operator are Lessee's accounts and the signing of the checks and handling of the Hotel Operating Account and any sweep account as long as such account remains open shall be subject to the check signing requirements of Section 8.03, and shall be effected exclusively by the individuals designated for such purposes by Operator and approved in writing by Lessee, and the signatures of such persons shall be formally and expressly recognized to this end by the bank in which such account or accounts are maintained. Designees of Operator shall only be authorized to draw upon the Hotel Operating Account for purposes authorized by this Agreement and in accordance with the terms of this Agreement. Operator shall have the responsibility for payment of all Operating Expenses (which may include Operator's Basic Fee and the monthly accruals of the Hotels) using Positive Pay fraud prevention services and shall be reimbursed by Lessee for such expenses (including the funding of monthly accruals of the Hotels that have been assumed by Operator) upon submission of receipts and documentation reasonably requested by Lessee. Lessee funds shall not be commingled with Operator's funds and Operator shall provide to Lessee weekly a detailed accounting of all Hotel Operating Account receipts and disbursements. Operator shall comply with Lessee's or Owner's or their lenders' requirements with respect to lock-box accounts provided that Lessee shall be responsible for any incremental out-of-pocket costs of Operator resulting from any such lock-box arrangement (which shall not be an Operating Expense).

     (b) Operator may establish one or more separate bank accounts for handling payroll costs. Such accounts shall be in a bank selected by Lessee, and shall be handled exclusively by the individuals designated by Operator and approved in writing by Lessee. Funds shall be deposited in the payroll account or accounts from the Hotel Operating Account, as needed, in order to meet payroll requirements; provided, however, all expenditures from such accounts shall be subject to and in accordance with the terms of this Agreement.

Section 8.03. Authorized Signatures.

     The Hotel Operating Account shall be under the day-to-day control of Operator, without prejudice, however, to Operator's obligation to account to Lessee as and when provided for herein. Lessee shall have signatory authority with respect to the Hotel Operating account. All receipts and income, including, without limitation, Gross Hotel Income shall be promptly deposited in the Hotel Operating Account. Operator will remit to Lessee such funds from the Hotel Operating Account as Lessee may request from time to time in accordance with
Section 10.03. Checks or other documents of withdrawal shall be signed only by the individual representatives of Operator approved in writing by Lessee and duly recognized for such purpose by the bank or banks in which the referenced accounts are maintained. Operator shall supply Lessee with fidelity bonds or other insurance insuring the fidelity of authorized signatories to such accounts, unless said bonds or other insurance shall have been placed by Lessee and delivered directly by the bonding or insurance company to Lessee. The cost of such fidelity bonds or other insurance shall be an Operating Expense and subject to Lessee's approval. Neither Lessee nor Operator shall be responsible for any losses occasioned by the failure or insolvency of the bank or banks in which the referenced accounts are maintained. Upon expiration or termination of this Agreement and the payment to Operator of all amounts due Operator hereunder upon such expiration or termination, as provided in this Agreement, all remaining amounts in the referenced accounts shall be transferred forthwith to Lessee, or made freely available to Lessee.

Section 8.04. Investment of Hotel Cash.

     Operator shall invest Hotel Operating Account balances in a cash management program approved in writing by Lessee and which provides for Lessee to receive the interest income thereon or as otherwise instructed by Lessee in writing.

                                   ARTICLE IX

                          BOOKS, RECORDS AND STATEMENTS

Section 9.01. Books and Records.

     (a) Operator shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with the Uniform System and generally accepted accounting principles.

     (b) Except for the books and records which may be kept in Operator's home office or other location approved by Lessee the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel. All such books and records pertaining to the Hotel, including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessee and, except for books of account, accounts payable invoices, night audit packages, deposit records and similar documents which may be sent to Operator's accounting department (currently located in Norfolk, Nebraska) shall not be removed from the Hotel by Operator without Lessee's written approval and consent. All books and records pertaining to the Hotel and of Operator (including all budgetary records of Operator), wherever kept, shall be available to Lessee and its representatives at all reasonable times for examination, audit, inspection, transcription and copying. Operator shall not remove, destroy or delete any books and records of the Hotels without the prior written consent of Lessee. Upon any termination of this Agreement, all of such books and records pertaining to the Hotel forthwith shall be turned over to Lessee so as to insure the orderly continuance of the operation of the Hotel, but such books and records shall be available to Operator for a period of seven (7) years at all reasonable times for inspection, audit, examination, and transcription of particulars relating to the period in which Operator managed the Hotel.

Section 9.02.  Statements.

     (a) Operator shall deliver to Lessee by the first (1st) business day following the fifteenth (15th) calendar day of each month, for each Hotel, a monthly report of the state of the business and affairs of the operation of the Hotel for the immediately preceding month and for the Fiscal Year to date and within fifteen (15) days after the end of each quarter, a quarterly report with respect to the preceding quarter. Such reports shall include at least (i) a balance sheet, (ii) a profit and loss statement, comparing current month and Fiscal Year-to-date profit, loss, and operating expenses to the Approved Budget and the prior year and comparing current month, quarter and Fiscal Year-to-date average daily rate, occupancy and RevPAR to the Approved Budget and the prior year, (iii) a statement which details the computation of all fees payable to Operator for the month and quarter, (iv) the balance of all bank accounts, and
(v) an adjusting statement showing the actual cash position of the Hotel for the month, quarter and Fiscal Year-to-date. Additionally, Operator shall deliver to Lessee fifteen (15) days following the end of each month and twenty-five (25) days following the end of each quarter a written narrative discussing any of the aforementioned reports and year-to-date variances exceeding 7% of the Approved Budget, without thereby implying Lessee's approval of such variance.

     (b) Such reports and statements (i) shall be in form and in detail satisfactory to Lessee, (ii) shall be taken from the books and records maintained by Operator in the manner hereinabove specified, (iii) shall follow the general form set forth in the Uniform System, (iv) shall be accompanied by copies of all paid receipts for the month, as requested by Lessee, and (v) if requested by Lessee, shall be in electronic form.

     (c) Within thirty (30) days after the end of each quarter of each Fiscal Year, Operator shall deliver to Lessee unaudited financial statements for Operator and within seventy-five (75) days after the end of each Fiscal Year audited financial statements for Operator. In the event of any amendments or modifications to Securities and Exchange Commission or stock exchange reporting requirements which reduce the time available for period-end reporting, Operator agrees to expedite delivery of such information so as to permit timely reporting.

     (d) In addition, Operator shall timely deliver to Lessee a copy of (i) a monthly STAR report from Smith Travel Research for each Hotel, where available (which Operator hereby agrees to order with respect to each Hotel and provide to the REIT, at the REIT's request), (ii) each Guest Satisfaction report, (iii) a new competition report prepared with respect to each Hotel describing franchise changes, new groundbreakings, new openings and similar market supply changes,
(iv) upon receipt, each Franchisor inspection report, and (v) such other reports or information in such form as may be reasonably requested by Lessee.

     (e) If requested by Lessee, Operator will deliver copies of daily, weekly or other reports with respect to hotel operations in the form of Exhibit H.

Section 9.03.  Costs.

     The cost of providing all financial and operating data and accounting services hereunder shall be included within Operator's Basic Fee.

                                   ARTICLE X

                     OPERATOR'S FEE AND TRANSFERS TO LESSEE

Section 10.01. Payment of Operator's Basic Fee.

     Effective December 1, 2002 and on the first (1st) day of each month thereafter during the Operating Term, Operator shall be paid out of the Hotel Operating Account the Operator's Basic Fee for the immediately prior month, based upon Gross Hotel Income for the immediately prior month, as determined from the books and records referred to in Article IX.

Section 10.02. Payment of Operator's Incentive Fee.

     On or before each December 31 during the Operating Term, beginning with March 31, 2003, Lessee shall pay to Operator, the Operator's Incentive Fee, if any, for the prior twelve month period ended September 30 which shall be determined consistent with the audited annual financial statements.

Section 10.03. Distribution of Cash.

     On or before the tenth (10th) day of each month during the Operating Term or as requested at any time by Lessee, Operator shall, after transferring to the Hotel Operating Account all funds held in other accounts which Lessee has permitted to be established for the efficient operation of the Hotels and after payment of Operator's Basic Fee pursuant to Sections 10.01 for the preceding month and retention of working capital sufficient, in the sole judgment of Lessee, to assure the uninterrupted operation of the Hotels for the next Accounting Period, remit to Lessee all remaining funds in the Hotel Operating Account, including but not limited to funds for items which are excluded from the definition of Gross Hotel Income.

Section 10.04. Adjustments to Allocations.

     If at the time calculations are made to determine amounts to be allocated or distributed in accordance with Sections 10.01, 10.02 and 10.03, or if at the end of each Fiscal Year and following receipt by Lessee of the annual audit, if any, it is determined that any amounts have been allocated or distributed in excess of the amounts properly allocable or distributable pursuant to Sections 10.01, 10.02 and 10.03, an adjustment will be made based on said calculations or audit, if necessary, so that the proper allocations and distributions will have been made. Such calculations or annual audit shall set forth the proper calculations, allocations and distributions required to implement such an adjustment. Within thirty (30) days of receipt by Lessee of such audit, Lessee or Operator, as the case may be, shall deposit in the Hotel Operating Account any excess amounts which may have been distributed to them.

Section 10.05. Arbitration.

     (a) In the event of a dispute, controversy or difference between Operator and Lessee over (i) the proposed Hotel Operating Budget or (ii) the calculation of the amount of the Operator's Incentive Fee for any Fiscal Year, at the request of either party, the parties shall submit such dispute, controversy or difference to arbitration before an arbitrator who has knowledge and is experienced in ownership and management of hotels of similar size and class as the Hotel and who is selected by mutual agreement of Operator and Lessee from a list provided by the American Arbitration Association. In the event Operator and Lessee cannot mutually agree on an arbitrator on such list within fifteen (15) days of receipt of the list, the parties agree that the American Arbitration Association shall select a neutral arbitrator who shall make a final and binding determination of the matter in controversy.

     (b) Prior to the commencement of arbitration hearings, the arbitrator shall provide an oath or undertaking of impartiality. The arbitration shall be conducted in the city in which the REIT's principal executive offices are located, in accordance with Title 9 of the U.S. Code (the Federal Arbitration
Act) and the Commercial Arbitration Rules of the American Arbitration Association and the arbitration session shall be held not later than twenty (20) days after the final selection of the arbitrator. The arbitration session shall be limited to a time period of forty-eight (48) hours from commencement of such session and the costs of arbitration shall be allocated by the arbitrator. The parties shall submit their positions on each disputed item in writing to the arbitrator. In so submitting their positions, each party shall state only one substantive proposal as a resolution for each disputed item. The arbitrator shall not consider multiple or alternative positions from either party with respect to a disputed item and shall vote only in the affirmative or negative on each item. The arbitrator shall be required to approve the substantive position of either Lessee or Operator with respect to each disputed item, and shall not be authorized to agree upon any alternative substantive position that has not been presented to the arbitrator by Lessee or Operator. The decision of the arbitrator so appointed and acting hereunder with respect to each disputed item shall in all cases be binding and conclusive upon Lessee and Operator and a copy of the arbitrator's decision shall be provided to the parties. Judgment on the award rendered by the arbitrator in accordance with this Section 10.05 may be entered in any court having jurisdiction thereof.

Section 10.06. Other Fees.

     Commencing with the execution of the new Administrative Services Agreement of even date herewith among Humphrey Hospitality Limited Partnership, E&P Financing Limited Partnership, Humphrey Hospitality Trust, Inc. and Humphrey Hospitality Management, Inc., upon presentation of documentation reasonably acceptable to Lessee, (i) Lessee will reimburse Operator for Marketing Expenses and (ii) Lessee will reimburse Operator for up to $150,000 per Fiscal Year (prorated for any partial Fiscal Year) for payroll processing services in connection with management of the Hotels hereunder.

                                   ARTICLE XI

                             REPAIRS AND MAINTENANCE

     Subject to the provisions of the Approved Budget, Operator shall from time to time make such expenditures for repairs and maintenance as are necessary to keep the Hotel in good operating condition in accordance with the Hotel Standards. If any repairs or maintenance shall be made necessary by any condition against the occurrence of which Operator, Lessee or Owner has received the guaranty or warranty of any contractor for the building of the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Operator shall, on Lessee's or Owner's request, cooperate with Lessee and Owner in invoking such guarantees or warranties. Notwithstanding the Approved Budget, Owner or Lessee may from time to time at its expense make such alterations, additions, or improvements (including structural changes or repairs) in or to the Hotel as they deem desirable, in their sole discretion, for the efficient operation of the Hotels. The policy for accounting for capital expenditures and improvements shall be as set forth on Exhibit E.

                                  ARTICLE XII

                                    INSURANCE

Section 12.01. General.

     Owner and Lessee shall maintain insurance policies with respect to the Hotels as set forth in the Lease. Operator agrees to cooperate with Lessee and Owner in obtaining any such insurance.

Section 12.02. Workers' Compensation Insurance.

     The Hotel Operating Budget shall include, as an Operating Expense, (i) workers' compensation insurance with respect to all Hotel employees in such amounts as may be required by applicable law, and (ii) crime insurance in connection with all operations, business and affairs arising out of or in connection with the Hotel, including coverage on persons employed by Operator in an amount specified by Lessee; provided that the cost of such insurance shall be reasonable and shall be approved by Lessee.

Section 12.03. Approval of Companies and Cost by Owner and Lessee.

     All insurance shall be with such insurance company or companies as may be selected by Owner or Lessee. Lessee will obtain all insurance but, upon the request of Lessee not less than one hundred twenty (120) days prior to the coverage date, Operator will obtain such insurance, subject to Lessee's approval of the insurance companies and coverages. If Lessee or Owner elects to obtain insurance and the premium therefor exceed the premiums obtainable by Operator for the same coverage from insurers of equal or greater financial rating, the excess amount shall not be included in calculating NOI. Comprehensive general liability insurance and such other liability insurance as may be obtained or afforded shall be in the name of Owner and Lessee, and shall name Operator as an additional named insured as respects liability arising from the operation, maintenance and use of the Hotel and operations incidental thereto. All property insurance policies shall be endorsed specifically to the effect that the proceeds of any building, contents or business interruption insurance shall be made payable to Lessee.

Section 12.04. Maintenance of Coverages.

     Lessee shall hold all insurance policies obtained hereunder, and certificates of such policies, if any, shall be delivered to each of Lessee and Operator.

Section 12.05. Waiver of Subrogation.

     To the extent obtainable from carriers and to the extent that endorsement forms are approved by the Insurance Commissioner (or comparable office or department) of the state in which the Hotel is located, all policies of property insurance shall provide that the insurance companies will have no rights to subrogation against Lessee or Operator or the agents or employees thereof.

Section 12.06. Blanket Coverage and Self-Insurance.

     Owner and Lessee specifically reserve the right to self-insure against all hazards, perils, risks and liabilities referred to in this Article XII and reserve the right to provide any insurance referenced in this Article XII by one or more so-called "blanket" or "umbrella" policies of insurance. Operator further acknowledges that the insurance coverage of the Hotel may be part of the general insurance plan of Owner or Lessee or of any of their affiliates. Owner or Lessee may elect to obtain any of the insurance coverages set forth in this
Article XII with a "deductible loss" clause providing for per occurrence deductibles.

                                  ARTICLE XIII

            PROPERTY TAXES, LOCAL TAXES, LEVIES AND OTHER ASSESSMENTS

Section 13.01. Property Taxes.

     At Lessee's request, Operator shall pay from the Hotel Operating Account prior to the dates the same become delinquent, with the right upon Lessee's request to pay the same in installments to the extent permitted by law, all real and personal property taxes levied against the Property or any of its component parts.

Section 13.02. Lessee's Right to Contest.

     Notwithstanding the foregoing, Lessee or Owner may contest the validity or the amount of any real or personal tax or assessment. Operator agrees to cooperate with Lessee and Owner and execute any documents or pleadings required for such purpose.

                                  ARTICLE XIV

                      DAMAGE OR DESTRUCTION - CONDEMNATION

Section 14.01. Damage.

     If at any time during the Operating Term any Hotel or any portion thereof should be damaged or destroyed, Owner and Lessee shall have the respective rights and obligations set forth in the Lease with respect to damage or destruction. In the event the Hotel is not repaired, rebuilt or replaced, Lessee may terminate this Agreement by written notice to Operator, effective as of the date sent and the parties shall treat such termination as if it were in connection with the sale of the Hotel in accordance with Section 2.01(b).

Section 14.02. Condemnation.

     If at any time during the Operating Term the whole or any part of the Property shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding or sale in lieu thereof by any competent authority, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then this Agreement shall terminate as of the date of such taking or condemnation, and the parties shall treat such termination as if it were in connection with the sale of Hotel in accordance with Section 2.01(b). Operator shall have no right to the award from the taking or condemning authority in any such proceeding.

                                   ARTICLE XV

                                   USE OF NAME

     During the term of this Agreement, each Hotel shall at all times be known by such name as from time to time may be selected by Lessee or Owner.

                                  ARTICLE XVI

                              OWNER'S RIGHT TO SELL

     At any time during the Operating Term, Owner may sell or otherwise dispose of one or more Hotels or enter into a ground lease with respect to one or more of the Hotels (hereinafter collectively referred to as "Sale of a Hotel"), to any other person, partnership, firm or corporation (hereinafter referred to as the "Purchaser"). In such event, Lessee may notify Operator in writing no less than sixty (60) days prior to any such Sale of a Hotel and this Agreement shall terminate with respect to such Hotels upon the closing of the Sale of the Hotel, subject to the provisions of Section 2.01(b).

                                  ARTICLE XVII

                              DEFAULT AND REMEDIES

Section 17.01. Events of Default- Remedies.

     (a)  The following shall constitute Events of Default:

          (1) The failure of Operator to diligently and efficiently operate the Hotel in accordance with the provisions of this Agreement;

          (2) The failure of Operator to pay any amount to Lessee provided for herein for a period of five (5) days after written notice by Lessee of failure to pay such sum when payable;

          (3) The failure of Lessee to pay any amount to Operator provided for herein for a period of five (5) days after written notice by Operator of failure to pay such sum when payable;

          (4) The filing of a voluntary petition in suspension of payments, bankruptcy or insolvency by either Lessee or Operator or any entity which owns or controls such party or if any such party otherwise voluntarily avails itself of any federal or state laws for the relief of debtors or admits in writing its inability to pay its debts as they become due;

          (5) The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) days from the date of entry thereof any order approving an involuntary petition by or against either Lessee or Operator;

          (6) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Operator a bankrupt or insolvent or appointing a judicial receiver, trustee or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree shall continue unstayed and in effect for a period of one hundred twenty (120) consecutive days;

          (7) The failure of either Lessee or Operator to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of thirty (30) days after written notice of such failure;

          (8) Loss of the franchise license for a Hotel solely as a result of any action, or failure to act, on the part of Operator;

          (9) Failure of either Lessee or Operator to comply with the provisions of Article XIX;

          (10) Failure of Operator to pay, when due, all real property and personal property taxes in accordance with the provisions of Section 12(d) of the Lease Termination Agreement dated December 31, 2001 among Operator, Supertel Hospitality Management, Inc., Humphrey Hospitality Trust, Inc., Humphrey Hospitality Limited Partnership, E & P Financing Limited Partnership, Solomons Beacon Inn Limited Partnership and Lessee; or

          (11) Failure by Operator to pay, when due, the accounts payable for the Hotels for which Lessee had previously reimbursed Operator.

     (b) Upon the occurrence of any Event of Default, the nondefaulting party shall give to the defaulting party notice of its intention to terminate this Agreement after the expiration of a period of ten (10) days from such date of notice and, upon the expiration of such period, this Agreement shall terminate and expire without penalty. If, however, with respect to the Events of Default referred to in items (1), (4), (5), (6), (7), (10) and (11) of subsection (a) above, unless a specific right of termination is specified elsewhere in this Agreement for the breach in question, upon receipt of such notice, the defaulting party shall promptly and with all due diligence cure the default or take and continue action to cure such default within such ten (10) day period. If such default shall not be capable of being cured within such ten (10) day period, then provided the defaulting party diligently pursues the cure of such default, such party shall have an additional five (5) days to cure any such default unless otherwise extended by the non-defaulting party. The procedure set forth in the preceding two sentences shall not be available for the curing of any default under items (2), (3), (8) or (9) of subsection (a) above. In the event such default is not cured by the expiration of such period, the non-defaulting period may terminate this Agreement effective upon expiration of such period without penalty or payment of any fee.

Section 17.02. Rights Not Exclusive.

     (a) The rights granted under this Article XVII shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law; provided, however, upon any termination of this Agreement by Operator or Lessee as provided in this Agreement, Operator shall be entitled to recover only such sums as are owing to Operator under this Agreement on the date of any such termination and in no event will Operator have any claim or cause of action for "future profits," damages resulting from termination or otherwise under this Agreement.

     (b) No failure of Operator or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by both Lessee and Operator. No waiver of any breach shall affect or alter this Agreement but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

                                 ARTICLE XVIII

                                     NOTICES

Section 18.01. Notices.

     (a) Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be delivered by certified or registered mail, postage prepaid, return receipt requested, or by overnight delivery with proof of delivery, or by facsimile with receipt of transmission, addressed to the parties hereto at their respective addresses listed below:

          (1)  Notices to Lessee shall be addressed:

                             TRS Leasing, Inc.
                             7170 Riverwood Drive, Suite A
                             Columbia, MD 21046
                             Attention: President
                             Facsimile: (443) 259-4999

                                       and

                             TRS Subsidiary, LLC
                             7170 Riverwood Drive, Suite A
                             Columbia, MD 21046
                             Attention: President
                             Facsimile: (443) 259-4999

          (2)  Notices to Operator shall be addressed:

                             Humphrey Hospitality Management, Inc.
                             7170 Riverwood Drive, Suite A
                             Columbia, MD 21046
                             Attention: President
                             Facsimile: (443) 259-4999

     (b)  All notices, statements, demands and requests shall be effective three
(3) days after being deposited in the United States mail or one day after being sent by overnight delivery or by facsimile. However, the time period in which a response to any such notice, statement, demand or request must be given shall commence to run from date of receipt by the addressee thereof as shown on the return receipt of the notice, statement, demand or request, but in all events not later than the tenth (10th) day after it shall have been mailed as required herein.

     (c) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time and at any time during the Operating Term to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

                                  ARTICLE XIX

                                   ASSIGNMENT

Section 19.01. No Assignment by Operator.

     (a) Notwithstanding anything to the contrary set forth in this Agreement, without the prior written consent of Lessee (which consent may be withheld in Lessee's sole and absolute discretion), Operator shall have no right to sell, transfer or assign (or permit the sale, transfer or assignment of) any of its rights, duties or obligations under this Agreement in any manner, either directly or indirectly, voluntarily, by operation of law, through a change in control of Operator, or otherwise.

     (b) Operator shall give Lessee not less than thirty (30) days written notice of any event which would result in James I. Humphrey, Jr. owning less than 51% of the equity interests in Operator. If, within thirty (30) days following delivery of such notice, Lessee does not consent to the occurrence of such event (which consent may be withheld in Lessee's sole and absolute discretion), and such event occurs, Lessee may terminate this Agreement as to one or more Hotels without any liability to Operator.

Section 19.02. Assignment by Lessee.

     Lessee may transfer or assign its rights and obligations under this Agreement without the consent of Operator but shall deliver to Operator written notice of such transfer or assignment not less than ten (10) days prior to the effective date thereof; provided however, that without Operator's prior consent, effective upon any such assignment to a non-affiliate of Lessee, the provisions of the second sentence of Section 2.01(b) and clause (ii) of the last sentence of Section 2.01 (b) shall terminate and be of no further force and effect. Any transfer or assignment of this Agreement by Lessee shall include an express assumption by the transferee or assignee of Lessee's obligations hereunder. Nothing herein shall be deemed to require Lessee to assign or attempt to assign this Agreement to any third party, including any buyer of a Hotel.

                                   ARTICLE XX

                                  SUBORDINATION

Section 20.01. Subordination To Mortgage.

     Operator hereby agrees that this Agreement, including, but not limited to Operator's Basic Fee and Operator's Incentive Fee, shall in all respects be and is hereby expressly made subordinate and inferior to the liens, security interest and/or any Mortgage and to any promissory note and other indebtedness secured or to be secured thereby and to all other instruments evidencing or securing or to evidence or secure indebtedness, and all amendments, modifications, supplements, consolidations, extensions and revisions of such note and other instruments and any other indebtedness of Lessee or Owner, secured or unsecured. Operator shall execute any and all subordination agreements, estoppel certificates and other documents requested by Lessee or Owner and/or the Holder to further evidence the subordination of this

Agreement and Operator's rights hereunder including without limitation providing any purchaser of a Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement.

Section 20.02. Foreclosure.

         Prior to termination of this Agreement by foreclosure under the Mortgage or by acquisition of the property to be covered by the Mortgage by deed in lieu of foreclosure, Operator shall have the right to enjoy all rights and privileges conferred upon it pursuant to this Agreement, including, without limitation the rights to the Operator's Basic Fee, Operator's Incentive Fee and amounts payable pursuant to Section 2.01(b) hereof, and Operator shall incur no liability to the Holder for acting pursuant to the terms of this Agreement; provided, however, Operator shall be required to (and does hereby agree to) repay to the Holder any Operator's Basic Fee, Operator's Incentive Fee and amounts payable pursuant to Section 2.01(b) paid to Operator under this Agreement from and after the date which is thirty (30) days after the date of receipt by Operator of a notice of default under the Mortgage, which default is not cured and results in the acceleration of the indebtedness secured by the Mortgage and the ultimate foreclosure of the liens and/or security interest under the Mortgage and/or other acquisition of the property covered thereby by the Holder in lieu of foreclosure. Notwithstanding the foregoing, Operator may pursue, as an unsecured creditor, a claim for all amounts due and owing to Operator under this Management Agreement in accordance with the terms of this
Section 20.02.

                                   ARTICLE XXI

                                  MISCELLANEOUS

Section 21.01. Further Documentation.

         Lessee and Operator shall execute and deliver all appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable in accordance with the terms hereof as between them and as against third parties.

Section 21.02. Captions.

         The titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

Section 21.03. Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of Lessee, its successors and/or assigns, and subject to the provisions of Article XIX, shall be binding upon and inure to the benefit of Operator, its permitted successors and assigns.

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

Section 21.04. Competitive Market Area.

         Operator hereby agrees, for the benefit of Lessee, its successors and assigns, that Operator will not own, operate, lease or otherwise have an interest in, directly or indirectly, any hotel within a five (5) mile radius of any Hotel during the Operating Term unless expressly consented to in writing by Lessee in advance, which consent may be withheld in Lessee's sole and absolute discretion.

Section 21.05. Assumption of Post Termination Obligations.

         In the event of termination of this Agreement, Lessee shall be responsible for assuming obligations under contracts entered into by Operator only to the extent that any such contract shall have been entered into in accordance with Section 4.05(a) and Lessee shall be responsible for the payment of obligations incurred by Operator in the operation of the Hotel only to the extent that such obligations shall have been incurred in accordance with the terms of this Agreement, and Operator hereby agrees to indemnify and to hold Lessee harmless from and against any liability in connection with any such contracts, agreements or obligations not so approved in writing by Lessee.

Section 21.06. Entire Agreement.

         This Agreement, together with the Exhibits hereto, constitutes the entire Agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. This Agreement and the Exhibits hereto shall be construed and interpreted without reference to any canon or rule of law requiring interpretation against the party drafting or causing the drafting of this Agreement or the portions in question, it being agreed and understood that all parties have participated in the preparation of this Agreement.

Section 21.07. Governing Law.

         This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

Section 21.08. No Political Contributions.

         Any provision hereof to the contrary notwithstanding, no money or property of the Hotel shall be paid or used or offered, nor shall Lessee or Operator directly or indirectly pay or use or offer, consent or agree to pay or use or offer any money or property of the Hotel, for or in aid of any political party, committee or organization, or for or in aid of, any corporation, joint stock or other association organized or maintained for political purposes, or for, or in aid or, any candidate for political office or for nomination for such office, or in connection with any election including referendum for constitutional amendment, or for any political purpose whatever, or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement for indemnification of any person for money or property so used.

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

Section 21.09. Eligible Independent Contractor.

         (a) At the effective time of this Agreement, Operator shall qualify as an "eligible independent contractor" as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the "Code"). To that end:

                     (i) during the Operating Term, Operator shall not permit wagering activities to be conducted at or in connection with the Hotels;

                     (ii) during the Operating Term, Operator shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Humphrey Hospitality Trust, Inc.;

                     (iii) during the Operating Term, no more than 35% of the total combined voting power of Operator's outstanding stock (or 35% of the total shares of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Humphrey Hospitality Trust, Inc.; and

                     (iv) At the effective time, Operator shall be actively engaged in the trade or business of operating "qualified lodging facilities" (defined below) for a person who is not a "related person" within the meaning of Section 856(d)(9)(F) of the Code with respect to Humphrey Hospitality Trust, Inc. or Lessee ("Unrelated Persons"). In order to meet this requirement, Operator agrees that it (i) shall derive at least 10% of both its revenue and profit from operating "qualified lodging facilities" for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under
                            Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an "eligible independent contractor" with the meaning of such Code Section.

         (b) A "qualified lodging facility" is defined in Section 856(d)(9)(D) of the Code and means a "lodging facility" (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "lodging facility" is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Humphrey Hospitality Trust, Inc.

         (c) Operator shall not sublet any Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business

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

activities of the sublessee, or (b) any other formula such that any portion of the rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto.

Section 21.10. Time of the Essence.

         Time is of the essence of this Agreement.

Section 21.11. Offsets.

         The parties hereto may offset amounts owed to the other parties hereunder against any amounts owed pursuant to any other agreements among the parties.

Section 21.12. Attorney's Fees.

         If any party brings an action against another party to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover its court costs, attorney's fees and expenses in the judgment rendered through such action.

Section 21.13. Final Accounting.

         (a) Within sixty (60) days following the effective date of expiration or termination of this Agreement, Operator shall prepare and submit to Lessee a final accounting of Hotel operations through the effective date of such expiration or termination, which accounting shall be in the form of the financial statements required hereunder.

         (b) Upon the effective date of expiration or termination of this Agreement, Operator shall deliver possession of the Hotel, and any cash, property and other assets pertaining thereto, together with any and all keys or other access devices, to Lessee.

         (c) Upon the expiration or termination of this Agreement, Operator shall reasonably cooperate with and assist Lessee as may be necessary for the transfer of any and all Hotel licenses and permits to Lessee or Lessee's designee.

Section 21.14. Non-Solicitation.

         Lessee shall not, during the Operating Term, or for a period of six (6) months thereafter, without the consent of Operator, solicit for employment any corporate level employee of Operator. The foregoing prohibition shall not apply to any employee at the Hotels and shall not prohibit Lessee from hiring any employee of Operator who solicits employment by Lessee or Lessee's affiliates.

Section 21.15. Franchisor Communications.

         During the Operating Term, each party shall promptly deliver to the other party copies of any deficiency notices or similar notices received from a Franchisor and any response thereto.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                     LESSEE:

                                     TRS LEASING, INC.

                                     By:    /s/ Michael M. Schurer
                                            ------------------------------------

                                     Name:  Michael M. Schurer

                                     Title: Secretary


                                     TRS SUBSIDIARY, LLC

                                     By:   /s/ Michael M. Schurer
                                            ------------------------------------

                                     Name:  Michael M. Schurer

                                     Title: Secretary


                                     OPERATOR:

                                     HUMPHREY HOSPITALITY
                                     MANAGEMENT, INC.

                                     By:    /s/ James Humphrey
                                            ------------------------------------

                                     Name:  James Humphrey

                                     Title: President

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